EXHIBIT 23(i)

CONSENT OF INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the inclusion in this Amendment No. 4 to Form SB-2 “Registration Statement under the Securities Act of 1933” of the Registrant, R J Lending, Inc. (the “Registrant”) of (a) our report relating to the audited financial statements of the Predecessor as of December 31, 2001 and 2000 and the years then ended, and (b) our report relating to the unaudited pro forma consolidated financial condition of the Predecessor as of December 31, 2001 and the year then ended. We also consent to the use of our name in the described Registration Statement, including, without limitation, the reference to us made in the Prospectus section captioned “EXPERTS”.

/s/ BOBBITT PITTENGER & COMPANY, P.A.
BOBBITT PITTENGER & COMPANY, P.A.
Certified Public Accountants

December 18, 2002